Free Writing Prospectus dated May 15, 2023

Relating to Prospectus dated November 2, 2022

Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-268119

Sovos Brands Announces Launch of Secondary Public Offering

Louisville, Colorado— May 15, 2023 – Sovos Brands, Inc. (“Sovos Brands” or the “Company”) (Nasdaq: SOVO), one of the fastest growing food companies of scale in the United States, today announced that certain stockholders of Sovos Brands (the “Selling Stockholders”) intend to offer 10,000,000 shares of Sovos Brands’ common stock, par value $0.001 per share (the “Common Stock”), in an underwritten secondary public offering.

The Selling Stockholders intend to grant the underwriters a 30-day option to purchase up to an additional 1,500,000 shares of Common Stock at the public offering price, less underwriting discounts and commissions. The offering consists entirely of secondary shares to be sold by the Selling Stockholders.

The Selling Stockholders will receive all of the proceeds from the offering. The Company is not selling any shares of Common Stock in the offering and will not receive any proceeds from the offering.

Goldman Sachs & Co. LLC and J.P. Morgan are acting as underwriters of the Offering.

The underwriters propose to offer the shares of common stock to the public at a fixed price, which may be changed at any time without notice.

The Offering is being made pursuant to an effective shelf registration statement (including a prospectus) filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) to which this communication relates. Before you invest, you should read the prospectus in the shelf registration statement and the documents incorporated by reference therein, the free writing prospectus and other documents the Company has filed with the SEC for more complete information about the Company and the Offering. The Offering will be made only by means of a free writing prospectus, a prospectus and a related prospectus supplement relating to the Offering, copies of which may be obtained from Goldman Sachs & Co. LLC, Attn: Prospectus Department, 200 West Street, New York, NY 10282, by telephone at (866) 471-2526 or by email at prospectus-ny@ny.email.gs.com; or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at 866-803-9204 or by email at prospectus-eq_fi@jpmchase.com. A copy of the free writing prospectus, the prospectus and the related prospectus supplement relating to the Offering may also be obtained free of charge by visiting EDGAR on the SEC’s website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Sovos Brands, Inc.

Sovos Brands, Inc. is a consumer-packaged food company focused on acquiring and building disruptive growth brands that bring today’s consumers great tasting food that fits the way they live. The Company’s product offerings include a variety of pasta sauces, dry pasta, soups, frozen entrées, frozen pizza and yogurts, all of which are sold in North America under the brand names Rao’s, Michael Angelo’s and noosa. All Sovos Brands’ products are built with authenticity at their core, providing consumers with one-of-a-kind food experiences that are genuine, delicious, and unforgettable. The Company is headquartered in Louisville, Colorado.

SOVOS™, RAO'S®, RAO'S HOMEMADE®, NOOSA® and MICHAEL ANGELO'S® are trademarks of Sovos Brands and its subsidiaries.

Forward-Looking Statements

This press release contains forward-looking statements, including, without limitation, statements concerning the conditions of our industry and our operations, performance and financial condition, including in particular, statements relating to our business, growth strategies, product development efforts and future expenses. All statements regarding Sovos Brands other than statements of historical fact or relating to present facts or current conditions included in this press release are forward-looking statements. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance.

Forward-looking statements in this press release are based on our current expectations and beliefs and are subject to substantial risks, uncertainties, assumptions, and changes in circumstances that may cause Sovos Brands’ actual results, performance, or achievements to differ materially from those expressed or implied in any forward-looking statement. The risks and uncertainties referred to above include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following: adverse consequences of the actions of the major retailers, wholesalers, distributors and mass merchants on which we rely, including if they give higher priority to other brands or products, take steps to maintain or improve their margins by, among other things, raising the on-shelf prices of our products or imposing surcharges on us, or if they perform poorly or declare bankruptcy; our dependence on third-party distributors and third-party co-packers, including one co-packer for the substantial majority of our Rao’s Homemade sauce products; inflation, including our vulnerability to decreases in the supply of and increases in the price of raw materials, packaging, fuel, labor, manufacturing, distribution and other costs, and our inability to offset increasing costs through cost savings initiatives or pricing; supply disruptions, including increased costs and potential adverse impacts on distribution and consumption; our inability to expand household penetration and successfully market our products; competition in the packaged food industry and our product categories; consolidation within the retail environment may allow our customers to demand lower pricing, increased promotional programs and increased deductions and allowances, among other items; our inability to successfully introduce new products or failure of recently launched products to meet expectations or remain on-shelf; our inability to accurately forecast pricing elasticities and the resulting impact on volume growth and/or distribution gains; failure by us or third-party co-packers or suppliers of raw materials to comply with labeling, food safety, environmental or other laws or regulations, or new laws or regulations; our vulnerability to the impact of severe weather conditions, natural disasters and other natural events such as herd, flock and crop diseases on our manufacturing facilities, co-packers or raw material suppliers; our inability to effectively manage our growth; geopolitical tensions, including relating to Ukraine; the COVID-19 pandemic and associated effects; our inability to maintain our workforce; our inability to identify, consummate or integrate new acquisitions or realize the projected benefits of acquisitions; erosion of the reputation of one or more of our brands; our inability to protect ourselves from cyberattacks; failure to protect, or litigation involving, our tradenames or trademarks and other rights; fluctuations in currency exchange rates could adversely affect our results of operations and cash flows; our ability to effectively manage interest rate risk, including through the use of hedges and other strategies or financial products; the effects of climate change and adherence to environmental, social and governance demands; a change in assumptions used to value our goodwill or our intangible assets, or the impairment of our goodwill or intangible assets; our level of indebtedness and our duty to comply with covenants under our credit facilities; and the interests of our majority stockholder may differ from those of public stockholders.

These risks and uncertainties are more fully described in Sovos Brands’ filings with the SEC, including in the section entitled “Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and other filings and reports that Sovos Brands may file from time to time with the SEC. Moreover, Sovos Brands operates in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for management to predict all risks, nor can Sovos Brands assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements Sovos Brands may make. In light of these risks, uncertainties and assumptions, Sovos Brands cannot guarantee that future results, levels of activity, performance, achievements, or events and circumstances reflected in the forward-looking statements will occur. Forward-looking statements represent managements’ beliefs and assumptions only as of the date of this press release. The underwriters and their affiliates have not conducted any investigation with respect to the information in this press release, and the underwriters and Sovos Brands expressly disclaim any and all liability for representations, expressed or implied, contained in, or for omissions from, this press release or any other written or oral communication transmitted to any interested party in the course of its evaluation of Sovos Brands. Only those particular representations and warranties that may be made by Sovos Brands in a definitive written agreement, when and if one is executed, and subject to such limitations and restrictions as may be specified in such agreement, shall have any legal effect. Certain information contained in this press release has been obtained from sources outside of Sovos Brands. While such information is believed to be reliable for the purposes used herein, neither Sovos Brands nor any of its affiliates, directors, officers, members, employees, agents or advisors assume any responsibility for the accuracy of such information.

Contacts:

Investors:

Joshua Levine

IR@sovosbrands.com

Media:

Lauren Armstrong

media@sovosbrands.com